Exhibit 99.1

ProShares Announces ETF Share Splits

Bethesda, MD – June 27, 2017 – ProShares, a premier provider of ETFs, announced today forward and reverse share splits on 10 of its ETFs. The splits will not change the total value of a shareholder’s investment.

Forward Splits

Seven ETFs will forward split shares 2-for-1:

Ticker	ProShares ETF	Split Ratio
QLD	Ultra QQQ	2:1
UDOW	UltraPro Dow30	2:1
UWM	Ultra Russell2000	2:1
URE	Ultra Real Estate	2:1
URTY	UltraPro Russell2000	2:1
ROM	Ultra Technology	2:1
SVXY	Short VIX Short-Term Futures ETF	2:1

All forward splits will apply to shareholders of record as of the close of the markets on July 12, 2017, payable after the close of the markets on July 14, 2017. The funds will trade at their post-split prices on July 17, 2017. The ticker symbols and CUSIP numbers for the funds will not change.

The forward splits will decrease the price per share of each fund with a proportionate increase in the number of shares outstanding. For example, for the 2-for-1 splits, every pre-split share will result in the receipt of two post-split shares, which will be priced at one-half the net asset value (“NAV”) of a pre-split share.

Illustration of a Forward Split

The following table shows the effect of a hypothetical 2-for-1 split:

Period	# of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	100	$100.00	$10,000.00
Post-Split	200	$50.00	$10,000.00

Reverse Splits

Three ETFs will reverse split shares at the following split ratios:

Ticker	ProShares ETF	Split Ratio	Old CUSIP	New CUSIP
SDS	UltraShort S&P500	1:4	74347B300	74347B383
VIXY	VIX Short-Term Futures ETF	1:4	74347W262	74347W171
UVXY	Ultra VIX Short-Term Futures ETF	1:4	74347W239	74347W163

All reverse splits will be effective at the market open on July 17, 2017, when the funds will begin trading at their post-split price. The ticker symbol for the funds will not change. All funds undergoing a reverse split will be issued a new CUSIP number, listed above.

The reverse splits will increase the price per share of each fund with a proportionate decrease in the number of shares outstanding. For example, for a 1-for-4 reverse split, every four pre-split shares will result in the receipt of one post-split share, which will be priced four times higher than the NAV of a pre-split share.

Illustration of a Reverse Split

The following table shows the effect of a hypothetical 1-for-4 reverse split:

Period	# of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	1,000	$10.00	$10,000.00
Post-Split	250	$40.00	$10,000.00

Fractional Shares from Reverse Splits

For shareholders who hold quantities of shares that are not an exact multiple of the reverse split ratio (for example, not a multiple of 4 for a 1-to-4 reverse split), the reverse split will result in the creation of a fractional share. Post-reverse split fractional shares will be redeemed for cash and sent to your broker of record. This redemption may cause some shareholders to realize gains or losses, which could be a taxable event for those shareholders.

About ProShares

ProShares has been at the forefront of the ETF revolution since 2006. ProShares now offers one of the largest lineups of ETFs, with more than $27 billion in assets. The company is the leader in strategies such as dividend growth, alternative and geared (leveraged and inverse). ProShares continues to innovate with products that provide strategic and tactical opportunities for investors to manage risk and enhance returns.

Media Contact:

Tucker Hewes, Hewes Communications, Inc., 212.207.9451, tucker@hewescomm.com

Investor Contact:

ProShares, 866.776.5125, ProShares.com

June 27, 2017

Geared (Short or Ultra) ProShares ETFs seek returns that are either 3x, 2x, -1x, -2x or -3x the return of an index or other benchmark (target) for a single day, as measured from one NAV calculation to the next. Due to the compounding of daily returns, ProShares’ returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. These effects may be more pronounced in funds with larger or inverse multiples and in funds with volatile benchmarks. Investors should monitor their ProShares holdings consistent with their strategies, as frequently as daily. For more on correlation, leverage and other risks, please read the prospectus.

Investing involves risk, including the possible loss of principal. ProShares ETFs are generally non-diversified, and each entails certain risks, which may include risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. Short positions lose value as security prices increase. Narrowly focused investments typically exhibit higher volatility. Investments in smaller companies typically exhibit higher volatility. Smaller company stocks also may trade at greater spreads or lower trading volumes, and may be less liquid than stocks of larger companies. Certain derivative instruments will subject the fund to counterparty risk and credit risk, which could result in significant losses for the fund. Please see summary and full prospectuses for a more complete description of risks. There is no guarantee any ProShares ETF will achieve its investment objective.

Investing in ETFs involves a substantial risk of loss. VIXY, SVXY and UVXY are not investment companies regulated under the Investment Company Act of 1940 and are not afforded its protections. Please read the prospectus carefully before investing. These ETFs generate a K-1 tax form. These funds are generally intended for short-term investment horizons, and investors holding shares over longer-term periods may be subject to increased risk of loss. The assets these ETFs invest in can be highly volatile, and the funds may experience large losses. There have been potential negative impacts from rolling futures positions and extended periods where the strategies utilized by the ETFs have caused significant and sustained losses. The value of the shares of the funds relate directly to the value of, and realized profit or loss from, the financial instruments and other assets held by the funds. Fluctuations in the price of those assets could adversely affect an investment in the shares. The level of the VIX has historically reverted to a long-term mean (i.e., average), and any change in the VIX will likely continue to be constrained. As such, the potential upside of exposure to VIX futures may be limited and any gains subject to significant and unexpected reversals. Several factors may affect the price and/or liquidity of VIX futures and other assets, including: economic, financial, political, regulatory, geographical, biological or judicial events that affect the level of VIX futures indexes or prevailing market prices and forward volatility levels in U.S. stock markets, the S&P

500 or its securities, and prevailing market prices of options on the S&P 500 and the VIX, the VIX itself, relevant VIX futures contracts, or any other financial instruments related to the S&P 500, VIX, or VIX futures; interest rates; inflation rates and investors’ expectations concerning inflation; supply, demand, and hedging activities in the listed and OTC equity derivatives markets; disruptions in trading of the S&P 500, its futures or options; and contango or backwardation in the VIX futures market.

Carefully consider the investment objectives, risks, charges and expenses of ProShares before investing. This and other information can be found in their summary and full prospectuses. Read them carefully before investing.

This information must be accompanied or preceded by a current ProShares Trust II prospectus.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds’ advisor or sponsor.